UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2010

CARDIO VASCULAR MEDICAL DEVICE, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-145738 (Commission File Number)	98-0522188 (IRS Employer Identification No.)

12 Shaar Hagai Street
Haifa, Israel 34554
 (Address of Principal Executive Offices, Zip Code)

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 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Reference is made to disclosure in Item 3.02 below.

Item 3.02                      Unregistered Sales of Equity Securities

On June 8, 2010 the Cardio Vascular Medical Device Corp. (the “Company”) sold an aggregate of 125,000,000 shares of Common Stock to two separate entities (Rada Advisors, Inc. and Olympus Capital Group, LLC) for a total of $95,000 pursuant to an Agreement for the Purchase of Common Stock (the “Agreement”).  The shares represent approximately 63.5% of the total outstanding securities of the Company.  The shares were sold without registration under Section 5 of the Securities Act of 1933 in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.  A copy of the Agreement is annexed hereto as Exhibit 10.1.

Item 5.01                      Changes in Control of Registrant

Reference is made to disclosure in Item 3.02 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2010 Asher Zwebner and Eli Gonen resigned as officers and directors of the Company.  On June 8, 2010 Carl Tedeschi was appointed as an executive officer and director of the Company.  Mr. Tedeschi, age 44, has been involved with law enforcement for the last five years.  Mr. Tedeschi does not hold any other directorships with reporting companies in the United States. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Tedeschi (or any member of his immediate family) had or is to have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Agreement for the Purchase of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2010
By: /s/Carl Tedeschi
Name: Carl Tedeschi Title: Chief Executive Officer